                              ARRANGEMENT AGREEMENT


     THIS AGREEMENT made on and as of the 23rd day of October, 1996.


B E T W E E N:


          STRUCTURED BIOLOGICALS INC., a corporation amalgamated under the laws of Ontario (hereinafter referred to as "SBI")

                                     - and -

          BEN-ABRAHAM TECHNOLOGIES INC., a corporation incorporated under the laws of Ontario (hereinafter referred to as "BA Tech")

     WHEREAS SBI and BA Tech wish to amalgamate pursuant a Plan of Arrangement;

     AND WHEREAS SBI intends to propose the Arrangement to its shareholders;

     AND WHEREAS the parties hereto wish to record their agreements with respect to the Arrangement;

     NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith:

"ACT" means the Ontario BUSINESS CORPORATIONS ACT, R.S.O. 1990, c. B.16, as amended;

"AMALCO" means the corporation continuing from the Amalgamation;

"AMALCO CLASS A SHARES" means the Class A special shares in the capital of Amalco;

"AMALCO CLASS B SHARES" means the Class B special shares in the capital of Amalco;

"AMALCO CLASS C SHARES" means the Class C special shares in the capital of Amalco;

"AMALCO SV SHARES" means the subordinate voting shares in the capital of Amalco;

"AMALGAMATION" means the amalgamation of BA Tech, NCI and SBI pursuant to this Plan of Arrangement;

"ARRANGEMENT" means an arrangement under the provisions of section 182 of the Act, on the terms and conditions set forth in the Plan of Arrangement;

"BA CLASS A SHARES" means the Class A special shares of BA Tech;

"BA CLASS B SHARES" means the Class B special shares of BA Tech;

"BA CLASS C SHARES" means the Class C special shares of BA Tech;

"BA COMMON SHARES" means the common shares of BA Tech;

"BA SHARES" means the BA Class A Shares, the BA Class B Shares, the Class C Shares and the BA Common Shares;

"BA TECH" means Ben-Abraham Technologies Inc., a corporation, incorporated under the laws of Ontario;

"BUSINESS DAY" means a day other than a Saturday, Sunday or an Ontario provincial holiday or any other day when banks in Toronto, Canada, are not open for business;

"CONTINUANCE" means the continuance of Amalco as a corporation under the laws of the State of Wyoming;

"COURT" means the Ontario Court (General Division);

"DEPOSITARY" means Montreal Trust Company;

"DIRECTOR" means the Director appointed under section 278 of the Act;

"EFFECTIVE DATE" means the date shown in the certificate of arrangement giving effect to the Arrangement which is issued under the Act by the Director;

"FINAL ORDER" means the final order of the Court made in connection with approval of the Arrangement, following the application therefor contemplated in section 3.3 hereof;

"HOLDER" means a registered holder of SBI Common Shares on the Effective Date;

"INTERIM ORDER" means the interim order of the Court made in connection with approval of the Arrangement, following the application therefor contemplated in section 3.3 hereof;

"NCI" means 923934 Ontario Corporation, a corporation incorporated under the laws of Ontario, and a wholly-owned subsidiary of SBI;

"PLAN OF ARRANGEMENT" means the plan of arrangement which is annexed as Appendix 1 hereto or any amendment or variation thereto made in accordance with Section
5.1 hereof;

"SBI" means Structured Biologicals Inc., a corporation amalgamated under the laws of Ontario;

"SBI COMMON SHARES" means the common shares of SBI;

"SBI INFORMATION CIRCULAR" means the management information circular of SBI to be prepared and sent to the registered holders of SBI Common Shares in connection with the SBI Shareholders Meeting;

"SBI SHAREHOLDERS MEETING" means the annual and special meeting of shareholders of SBI (including any adjournment thereof) to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement and the Continuance;

"THIS AGREEMENT", "HEREOF", "HEREIN", AND "HEREUNDER" and similar expressions refer to this Arrangement Agreement and the Schedules hereto and not to any particular article, section or other portion hereof;

"UCLA" means the University of California, Los Angeles.

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Arrangement Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Arrangement Agreement.

1.3  CURRENCY

     All sums of money which are referred to in this Plan of Arrangement are expressed in lawful money of Canada unless otherwise specified.

1.4  NUMBER, ETC.

Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include natural persons, firms, trusts, partnerships and corporations.

1.5  ENTIRE AGREEMENT

This Agreement, together with the exhibits, appendices, schedules, agreements and other documents herein and therein referred to, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.
                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

2.1  REPRESENTATIONS AND WARRANTIES OF SBI

     SBI represents and warrants to and in favour of BA Tech as follows:

(a) SBI is a corporation duly amalgamated and validly existing under the Act and is governed by the Act and has the corporate power and authority to own, operate and lease its property and assets and to carry on its business as now being conducted by it, and it is duly registered, licensed or qualified to carry on business in each jurisdiction in which a material amount of its business is conducted or where the character of its properties and assets make such registration, licensing or qualification necessary;

(b) SBI has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(c) the authorized capital of SBI consists of an unlimited number of preference shares, issuable in series, and an unlimited number of SBI Common Shares, of which 26,020,128 SBI Common Shares are issued and outstanding;

(d) no individual, firm, corporation or other person holds any securities convertible or exchangeable into any shares of SBI or of any of its subsidiaries or has any agreement, warrant, option or any right capable of becoming an agreement, warrant or option for the purchase of any unissued shares of SBI or any of its subsidiaries, except for:

     (i)   warrants to acquire 9,301,950 SBI Common Shares;

     (ii)  options to acquire 700,000 SBI Common Shares; and

     (iii) agreements to settle claims against SBI by the issuance of an aggregate of 450,000 SBI Common Shares, subject to regulatory approval.

(e) the execution and delivery of this Agreement by SBI and the completion of the transactions contemplated herein:

     (i) do not and will not result in a breach of, or violate any term or provision of the articles or bylaws of SBI or any of the constating documents of its subsidiaries;

     (ii) do not and will not, as of the Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which SBI or any of its subsidiaries is a party, or to which any material property of SBI or any of its subsidiaries is subject, or result in the creation of any lien, charge or encumbrance upon any of the material assets of SBI or any of its subsidiaries under any such agreement, instrument, licence, permit or authority or give to any person any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit, or authority;

     (iii) do not and will not, as of Effective Date, violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable and known to SBI after due inquiry, the breach of which would have a material adverse effect on SBI and its subsidiaries taken as a whole;

(f) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly approved by the Board of Directors of SBI and this Agreement has been duly executed and delivered by SBI and, upon the approval of the holders of the SBI Common Shares given by a special resolution, will constitute a valid and binding obligation to SBI enforceable against it in accordance with its terms;

(g)  NCI is a wholly-owned subsidiary of SBI;

(h) SBI is a reporting issuer within the meaning of the securities legislation of Ontario, Alberta and British Columbia and is not in default of any filings required to be made pursuant thereto or the regulations made thereunder;

(i) the SBI Common Shares are listed and posted for trading on The Alberta Stock Exchange and SBI is not in default of any filings required to be made with respect thereto; and

(j) the information set forth in the SBI In formation Circular and incorporated therein by reference relating to SBI and its subsidiaries is true, correct and complete in all material respects does not contain untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made and discloses the nature and extent of the interest of each director or officer of SBI in this Agreement in reasonable detail.

2.2  REPRESENTATIONS AND WARRANTIES OF BA TECH

     BA Tech represents and warrants to and in favour of SBI as follows:

(a) BA Tech is a corporation duly incorporated, organized and validly existing under the Act;

(b) BA Tech has the corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

(c) immediately prior to the Effective Date, the authorized capital of BA Tech will consist of an unlimited number of BA Class A Shares, an unlimited number of BA Class B Shares, an unlimited number of BA Class C Shares and an unlimited number of BA Common Shares, of which 20,000,000 BA Class A Shares, 4,150,000 BA Class C Shares and 4,100,000 BA Common Shares are issued and outstanding;

(d) no individual, firm, corporation or other person holds any securities convertible or exchangeable into any shares of BA Tech or of any of its subsidiaries or has any agreement, warrant, option or any right capable of becoming an agreement, warrant or option for the purchase of any unissued shares of BA Tech or any of its subsidiaries, except for:

     (i)    the issued shares described in paragraph 2.2(c); and

     (ii) an agreement for BA Tech to issue, and for an investor to subscribe for an aggregate consideration of U.S. $20,000,000, 10,000,000 BA Common Shares and warrants to acquire an additional 10,000,000 BA Common Shares for a period of three years at an exercise price of U.S. $2.00 per share;

(e) the execution and delivery of this Agreement by BA Tech and the completion of the transactions contemplated herein:

     (i) do not and will not result in a breach of, or violate any term or provision of, the articles or by-laws of BA Tech;

     (ii) do not and will not, as of the Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which BA Tech or any of its subsidiaries is a party, or to which any material property of BA Tech or any of its subsidiaries is subject, or result in the creation of any lien, charge or encumbrance upon any of the material assets of BA Tech or any of its subsidiaries under any such agreement, instrument, licence, permit or authority or give to any person any material interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit, or authority;

     (iii) do not and will not, as of Effective Date, violate any provision of law or administrative regulation or any judicial or administrative award, judgment or decree applicable and known to BA Tech after due inquiry, the breach of which would have a material adverse effect on BA Tech and its subsidiaries taken as a whole;

(f) the execution and delivery of this Agreement and the completion of the transactions contemplated herein have been duly approved by the Board of Directors of BA Tech and this Agreement has been duly executed and delivered by BA Tech and constitutes a valid and binding obligation to BA Tech enforceable against it in accordance with its terms; and

(g) BA Tech is not engaged in any business nor is it a party to or bound by any contract, agreement, arrangement, instrument, licence, permit or authority, other than this Agreement and any transaction or agreement necessary or incidental to the fulfillment of its obligations under this Agreement, or is contemplated by the SBI Information Circular, nor does it have any subsidiaries or liabilities, contingent or otherwise, except as provided in or permitted by this Agreement.

                                    ARTICLE 3

                                    COVENANTS

3.1  COVENANTS OF SBI

     Except as SBI and BA Tech may otherwise agree in writing, SBI hereby covenants and agrees as follows:

(a) until the Effective Date, SBI shall carry on its business in the ordinary course and, in particular, make any payments due to UCLA in a timely fashion;

(b) except as otherwise contemplated in this Agreement, until the Effective Date, SBI shall not merge into or with, or amalgamate, consolidate or enter into any other corporate reorganization with, any other corporation or person, or perform any act or enter into any transaction or negotiation which reasonably could be expected to, directly or indirectly, interfere or be inconsistent with the completion of the Arrangement;

(c) SBI shall do all such acts and things as may be necessary or reasonably required in order to give effect to the Arrangement and, without limiting the generality of the foregoing, SBI shall use all reasonable efforts to apply for and obtain:

     (i) the Interim Order and the Final Order as provided in Section 3.3. hereof on terms and conditions satisfactory to SBI and BA Tech;

     (ii) the approval of the Alberta Stock Exchange to the Arrangement on terms and conditions satisfactory to SBI and BA Tech;

     (iii) the approval of the holders of the SBI Common Shares to the Arrangement and to the Continuance; and

(d) SBI shall provide BA Tech with a pledge of the shares of NCI owned by it to secure the amounts borrowed by SBI from BA Tech and to cause NCI to guarantee such amounts and to grant a security interest in all of its assets, including its technology rights with UCLA, in order to secure such guarantee.

3.2  COVENANTS OF BA TECH

     Except as SBI and BA Tech may otherwise agree in writing, BA Tech hereby covenants and agrees as follows:

(a) except as otherwise contemplated in this Agreement, until the Effective Date, BA Tech shall not merge into or with, or amalgamate, consolidate or enter into any other corporate reorganization with, any other corporation or person, or perform any act or enter into any transaction or negotiation which reasonably could be expected to, directly or indirectly, interfere or be inconsistent with the completion of the Arrangement;

(b) BA Tech shall do all such acts and things as may be necessary or reasonably required in order to give effect to the Arrangement and, without limiting the generality of the foregoing, BA Tech shall use all reasonable efforts to:

     (i) apply for and obtain the interim Order and the Final Order as provided in Section 3.3. hereof on terms and conditions satisfactory to SBI and BA Tech;

     (ii) assist SBI in obtaining the approval of the Alberta Stock Exchange for the Arrangement;

     (iii) solicit and obtain the approval of the BA Class A Shares, the BA Class C Shares and the BA Common Shares to the Arrangement and the Continuance;

(c) to lend to SBI sufficient funds to enable it to make any payments due to UCLA and any other payments necessary or desirable to permit SBI to continue to carry on business in the ordinary course and to carry out all steps necessary to consummate the Arrangement; the amount outstanding to bear interest at a rate equal to the prime rate of interest at the bank of BA Tech and to be due and payable upon demand; and

(d) not to demand repayment of such loan until on or after the earlier of the Effective Date or the termination of this Agreement.

3.3  INTERIM ORDER AND FINAL ORDER

     Each party covenants and agrees that it will, as soon as reasonably practicable, apply to the Court pursuant to Section 182 of the Act for the Interim Order providing for, among other things, the calling and holding of the SBI Shareholders' Meeting for the purpose of, among other matters, considering and, if deemed advisable, approving the Arrangement; and, if the approvals of the holders of SBI Common Shares and the BA Shares as set forth in the Interim Order are obtained by SBI, as soon as practicable thereafter each party will take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct. As soon as practicable following the grant of the Final Order, and subject to compliance with the other conditions provided for in Article 4 hereof, SBI and BA Tech shall send to the Director pursuant to subsection 183(1) of the Act articles of arrangement to give effect to the Arrangement.

                                    ARTICLE 4

                                   CONDITIONS

4.1  MUTUAL CONDITIONS PRECEDENT

     The respective obligations of each party hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Effective Date, of the following conditions, none of which may be waived by either party hereto in whole or in part:

(a) the required approval of the shareholders of SBI and BA Tech to the Arrangement and the Continuance shall have been obtained;

(b) the Final Order shall have been obtained in form and substance satisfactory to SBI and BA Tech, acting reasonably, and shall be unamended except with the consent of both parties.

4.2  OTHER MUTUAL CONDITIONS PRECEDENT

     The respective obligations of each party hereto to complete the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by either party of the following conditions on or before the Effective Date:

(a) the Alberta Stock Exchange shall have accepted notice of the Arrangement and shall have confirmed, prior to the Effective Date, the listing and posting for trading of the number of Amalco SV Shares issuable in the Arrangement, subject to compliance with the listing requirements thereof or any notice of issuance, as the case may be;

(b) all of the issued and outstanding SBI Preference Shares shall have been converted into SBI Common shares;

(c) no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of or damages on account of or relating to the Arrangement and no cease trading or similar order with respect to any securities of SBI or BA Tech shall have been issued and remain outstanding;

(d) the other party hereto shall have performed each of its covenants contained herein that are required to be performed on or before the Effective Date and, except as affected by the transactions contemplated by this Agreement, the representations and warranties of the other party hereto shall be true and correct in all material respects as of the Effective Date, with the same effect as if such representations and warranties had been made at and as of such time.

4.3  MERGER OF CONDITIONS

     The conditions set out in Sections 4.1 and 4.2 shall be conclusively deemed to have been satisfied, waived or released upon the delivery to the Director pursuant to subsection 183(1) of the Act of articles of arrangement to give effect to the Arrangement.

                                    ARTICLE 5

                            AMENDMENT AND TERMINATION

5.1  AMENDMENT

     This Agreement may, at any time and from time to time before and after the holding of the SBI Shareholder Meeting, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or action on the part of the shareholders of SBI or BA Tech, provided that after the SBI Shareholder Meeting this Agreement may not be amended in a manner materially adverse to the interests of the holders of the SBI Common Shares and the holders of the SBI Preference Shares.

5.2  TERMINATION

     This Agreement may, at any time before or after the holding of the SBI Shareholder Meeting, be terminated by the Board of Directors of SBI or BA Tech for any reason whatsoever, acting in good faith and in its sole discretion, without further notice to, or action on the part of, the shareholders of SBI or BA Tech.

5.3  EFFECT OF TERMINATION

     Upon the termination of this Agreement pursuant to Section 5.2 hereof, neither party shall have any liability or further obligation to the other party hereto.

                                    ARTICLE 6

                                     GENERAL

6.1  NOTICES

     All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     If to SBI:                    If to BA Tech:
     372 Bay Street                372 Bay Street
     Suite 302                     Suite 302
     Toronto, Ontario              Toronto, Ontario
     M5H 2W9                       M5H 2W9
     Attention:  President         Attention:  Chairman

     The date of receipt of any such notice shall be deemed to be the date of delivery or facsimile transmission thereof.

6.2  ASSIGNMENT

     No party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other party hereto.

6.3  BINDING EFFECT

     This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.4  WAIVER

     Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

6.5  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the year and day first above written.

                              STRUCTURED BIOLOGICAL-S INC.



                              By:  /s/ Claus G.J. Wagner-Bartak
                                   ----------------------------------------
                                   Name:     Claus G.J. Wagner-Bartak
                                   Title:    President

                              BEN-ABRAHAM TECHNOLOGIES INC.



                              By:  /s/ Avi Ben-Abraham, M.D.
                                   ----------------------------------------
                                   Name:     Avi Ben-Abraham, M.D.
                                   Title:    Chairman, President and Chief
                                             Executive Officer

                                   APPENDIX I

                      PLAN OF ARRAIGNMENT UNDER SECTION 182
                    OF THE ONTARIO BUSINESS CORPORATIONS ACT


                                    ARTICLE 1

                                 INTERPRETATION

1.1  DEFINITIONS

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith:

"ACT" means the Ontario Business Corporations Act, R.S.O. 1990, c. B.16, as amended;

"ARRANGEMENT AGREEMENT" means the arrangement agreement made as of October 23, 1996 between BA Technologies, NCI and SBI;

"AMALCO" means the corporation resulting from the Amalgamation;

"AMALCO CLASS A SHARES" means the Class A special shares in the capital of Amalco;

"AMALCO CLASS B SHARES" means the Class B special shares in the capital of Amalco;

"AMALCO CLASS C SHARES" means the Class C special shares in the capital of Amalco;

"AMALCO SV SHARES" means the subordinate voting shares in the capital of Amalco;

"AMALGAMATION" means the amalgamation of BA Technologies, NCI and SBI pursuant to this Plan of Arrangement;

"ARRANGEMENT" means an arrangement under the provisions of section 182 of the Act, on the terms and conditions set forth in this Plan of Arrangement, and any amendment or variation hereto made in accordance with section 5.1 of the Arrangement Agreement;

"BA CLASS A SHARES" means the Class A special shares of BA Technologies;

"BA CLASS B SHARES" means the Class B special shares of BA Technologies;

"BA CLASS C SHARES" means the Class C special shares of BA Technologies;

"BA COMMON SHARES" means the common shares of BA Technologies;

"BA SHARES" means the BA Class A Shares, the BA Class B Shares, the BA Class C Shares and the BA Common Shares;

"BA TECH" means Ben-Abraham Technologies Inc., a corporation, incorporated under the laws of Ontario;

"BUSINESS DAY" means a day other than a Saturday, Sunday or an Ontario provincial holiday or any other day when banks in Toronto, Canada, are not open for business;

"COURT" means the Ontario Court (General Division);

"DEPOSITARY" means Montreal Trust Company;

"DIRECTOR" means the Director appointed under section 278 of the Act;

"EFFECTIVE DATE" means the date shown in the certificate of arrangement giving effect to the Arrangement which is issued under the Act by the Director;

"FINAL ORDER" means the final order of the Court made in connection with approval of the Arrangement, following the application therefor contemplated in section 3.3 of the Arrangement Agreement;

"HOLDER" means a registered holder of SBI Common Shares or SBI Preference Shares on the Effective Date;

"INTERIM ORDER" means the interim order of the Court made in connection with approval of the Arrangement, following the application therefor contemplated in section 3.3 of the Arrangement Agreement;

"NCI" means 923934 Ontario Corporation, a corporation incorporated under the laws of Ontario, and a wholly-owned subsidiary of SBI;

"PLAN OF ARRANGEMENT", "hereof", "herein", and "hereunder" and similar expressions refer to this Plan of Arrangement and the Schedules hereto and not to any particular article, section or other portion hereof;

"SBI" means Structured Biologicals Inc., a corporation incorporated under the laws of Ontario;

"SBI COMMON SHARES" means the common shares of SBI;

"SBI INFORMATION CIRCULAR" means the management information circular of SBI to be prepared and sent to the registered holders of SBI Common Shares in connection with the SBI Shareholders Meeting;

"SBI SHAREHOLDERS MEETING" means the annual and special meeting of shareholders of SBI (including any adjournment thereof) to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement;

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3  CURRENCY

     All sums of money which are referred to in this Plan of Arrangement are expressed in lawful money of Canada unless otherwise specified.

1.4  NUMBER, ETC.

     Unless the context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders; and words importing persons shall include natural persons, firms, trusts, partnerships and corporations.

1.5  BUSINESS DAYS

     If any date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall required to be taken on the next succeeding day which is a Business Day.

                                   ARTICLE 2

                            ARRANGEMENT AGREEMENT

2.1  ARRANGEMENT AGREEMENT

     This Plan of Arrangement is made pursuant to the Arrangement Agreement.

                                   ARTICLE 3

                               THE AMALGAMATION

3.1  AMALGAMATION OF SBI CANADA AND BA TECH

     On the Effective Date, BA Tech, NCI and SBI (sometimes referred to hereinafter as "predecessor corporations") will amalgamate to form Amalco with the same effect as if section 179 of the Act were applicable to such amalgamation and in connection with such amalgamation:

(a) Amalco will possess all of the property, rights, privileges and franchises of each of the predecessor corporations immediately before the Amalgamation;

(b) Amalco will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations immediately before the Amalgamation;

(c) all convictions against, or rulings, orders or judgments in favour of or against a predecessor corporation immediately before the Amalgamation may be enforced by or against Amalco;

(d) the articles of arrangement in respect of the Arrangement shall be deemed to be the articles of incorporation of Amalco and the certificate of arrangement in respect of the Arrangement shall be deemed to be the certificate of incorporation of Amalco;

(e) Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against a predecessor corporation before the Amalgamation.

3.2  CONVERSION OF SHARES

     Upon the Amalgamation becoming effective:

(a) the issued and outstanding SBI Common Shares shall be converted into issued and fully paid Amalco SV Shares on the basis of one Amalco SV Share for each 3.5 SBI Common Shares;

(b) the issued and outstanding BA Common Shares shall be converted into issued and fully paid Amalco SV Shares on the basis of one Amalco SV Share for each BA Common Share;

(c) the issued and outstanding BA Class A Shares shall be converted into issued and fully paid Amalco Class A Shares on the basis of one Amalco Class A Share for each BA Class A Share;

(d) the issued and outstanding BA Class B Shares shall be converted into issued and fully paid Amalco Class B Shares on the basis of one Amalco Class B Share for each BA Class A Share;

(e) the issued and outstanding BA Class C Shares shall be converted into issued and fully paid Amalco Class C Shares on the basis of one Amalco Class C Share for each BA Class C Share;

(f) the issued and outstanding shares of NC! shall be cancelled without any repayment of capital in respect thereof.

3.3  ARTICLES AND BY-LAWS OF AMALCO

     Upon the Amalgamation:

(a)  the name of Amalco shall be "Ben-Abraham Technologies Inc.;

(b) the registered office of Amalco shall be in the City of Toronto in the Province of Ontario;

(c) the number of directors of Amalco shall be such number not less than 3 and not more than 11 as the Board of Directors may from time to time determine;

(d) the directors of Amalco may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of Amalco, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of Amalco; and

(e) the number of the first directors shall be 3 and the first directors of Amalco shall be the persons set out below, who shall hold office until the first annual meeting of Amalco or until their successors are elected or appointed.

     NAME                     ADDRESS                  RESIDENT CANADIAN

Dr. Avi Ben-Abraham           12 West 55th Street                No
                              Suite 5B
                              New York, New York
                              U.S.A.  10019

James K. Lau                  1274 Woodeden Drive                Yes
                              Mississauga, Ontario
                              L5H 2T6

A. Suzan Khan                 110 Bloor Street West              Yes
                              Suite 1008
                              Toronto, Ontario
                              M5S 2W7

Dr. Claus G.J.                32 Woodgreen Drive                 Yes
Wagner-Bartak                 Woodbridge, Ontario
                              L4L 3B3

(f) there shall be no restrictions on the business which Amalco is authorized to carry on or on the powers Amalco may exercise;

(g) the authorized capital of Amalco shall consist of an unlimited number of subordinate voting shares, an unlimited number of Class A special shares, an unlimited number of Class B special shares, an unlimited number of Class C special shares and an unlimited number of Preference Shares, issuable in series;

(h) the rights, privileges, restrictions and conditions attaching to each class of shares and directors' authority with respect to any class of shares which may be issued in series are as set out in Exhibit 1 hereto;

(i) without limiting the powers of the Board of Directors as set out in the Act, the Board of Directors may from time to time on behalf of Amalco:

     (i)   borrow money upon the credit of Amalco;

     (ii)  issue, reissue, sell or pledge debt obligations of Amalco;

     (iii) to the extent permitted by the Act, give, directly or indirectly, financial assistance to any person by means of a loan, a guarantee to secure the performance of an obligation or otherwise; and

     (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco.

     The Board of Directors may from time to time delegate to such one or more of the directors and officers of Amalco as may be designated by the Board of Directors all or any of the powers conferred on the Board of Directors in relation to the foregoing by this paragraph or by the Act to such extent and in such manner as the Board of Directors shall determine at the time of each such delegation. Nothing in this paragraph limits or restricts the borrowing of money by Amalco on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of Amalco;

(j) the by-laws of SBI shall be the by-laws of Amalco until repealed, amended, altered or added to.

3.4  CONTINUANCE

     As the application for continuance of Amalco as a corporation under the laws of the State of Wyoming has been approved by special resolutions of both SBI and BA Tech and as NCI is a wholly-owned subsidiary of SBI, the shareholders of Amalco shall be deemed, for the purposes of section 181 of the Act, to have authorized an application to the appropriate official or public body in the State of Wyoming requesting that Amalco be continued as if it had been incorporated under the laws of the State of Wyoming.

                                    ARTICLE 4

                                RIGHTS OF DISSENT

4.1  RIGHTS OF DISSENT

     Any holder of SBI Common Shares may exercise rights of dissent pursuant to and in the manner set forth in section 185 of the Act, as such rights may have been modified by the interim Order or the Final Order, in connection with the Arrangement, and holders who duly exercise such rights of dissent and who:

     (a) are ultimately entitled to be paid fair value for their SBI Common Shares by Amalco shall have their SBI Common Shares cancelled as of the Effective Date; or

     (b) are ultimately not entitled for any reason to be paid fair value for their SBI Common Shares or withdraw their dissent in accordance with section 185 of the Act shall be deemed to have participated in the Arrangement as of and from the Effective Date on the same basis as any non-dissenting holder of SBI Common Shares.

In no case shall SBI, BA Tech or Amalco be required to recognize holders of SBI Common Shares referred to in subsection 4.1(a) as holders of SBI Common Shares at and after the Effective Date, and the names of such holders of SBI Common Shares shall be deleted from SBI's register of holders of such shares on the Effective Date.

                                    ARTICLE 5

                    RIGHTS TO CERTIFIED AND FRACTIONAL SHARES

5.1  RIGHTS TO RECEIVE NEW CERTIFICATES

     Following the Effective Date, certificates for the appropriate number and class of Amalco Shares will be issued to former holders of SBI Common Shares and BA Shares, as the case may be, in accordance with the provisions of section 3.2 hereof against deposit of the certificates representing the SBI Common Shares or the BA Shares with the Depository.

5.2  FRACTIONAL CERTIFICATES

     No certificates representing fractional Amalco SV Shares shall be issued to holders of SBI Common Shares. Each former holder of SBI Common Shares who is otherwise entitled to a fraction of an Amalco SV Share which is less than .5 of an Amalco SV Share shall not be entitled to any compensation therefor. Each former holder of SBI Common shares who is otherwise entitled to a fraction of an Amalco SV Share which is equal to or greater than .5 of an Amalco SV Share shall be entitled to one whole Amalco SV Share.

                                    ARTICLE 6

                                 STATED CAPITAL

6.1  STATED CAPITAL OF AMALCO

     The amount of the stated capital account for each class of shares of Amalco shall be:

(a) for the Amalco Class A Shares, the amount of the stated capital account for the BA Class A Shares as it existed immediately prior to the amalgamation;

(b) for the Amalco Class C Shares, the amount of the stated capital account for the BA Class C Shares as it existed immediately prior to the amalgamation; and

(c) for the Amalco SV Shares, the aggregate of $7,084,976 for the SBI Common Shares and the BA Common Shares as they existed immediately prior to the amalgamation.

                                    EXHIBIT I

                 BEN-ABRAHAM TECHNOLOGIES INC. SHARE PROVISIONS


     The rights, privileges, restrictions and conditions attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

A.   PREFERENCE SHARES

The rights, privileges, restrictions and conditions attaching to the preference shares as a class are as follows:

1.   DIRECTORS' RIGHT TO ISSUE IN ONE OR MORE SERIES

     The preference shares may at any time or from time to time be issued in one or more series. Before any shares of a particular series are issued, the directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out herein, by resolution, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series including, but without in any way limiting or restricting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion rights and the terms and conditions of any share purchase plan or sinking fund, the whole subject to the filing with the Director, as defined in the Business Corporations Act (Ontario), as amended from time to time (the "Act"), of articles of amendment in the form prescribed under the Act containing a description of such series including the designation, rights, privileges, restrictions and conditions as determined by the directors, and the endorsement thereon of a certificate of amendment in respect thereof. Notwithstanding the foregoing, the preference shares of a series shall not be entitled to any voting rights except as prescribed by law or except if the Corporation has failed to pay dividends on any series of preference shares.

2.   RANKING

     The preference shares of each series shall rank on a parity with the preference shares of every other series with respect to accumulated dividends and return of capital. The preference shares of the Corporation shall be entitled to preference over the subordinate voting shares of the Corporation and over any other shares of the Corporation ranking junior to the preference shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purposes of winding up its affairs. If any accumulated dividends or amounts payable on a return of capital are not paid in full, the preference shares of all series shall Participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital if all sums so payable were paid in full; provided however that in the event of there being insufficient assets to satisfy in full all such claims, the claims of the holders of the preference shares with respect to repayment of capital shall first be applied toward the payment and satisfaction of claims in respect of dividends.

3.   VOTING

     Except as hereinafter referred to or as required by law or in accordance with any voting rights which may from time to time be attached to any series of preference shares, the holders of the preference shares, as a class, shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.
     Notwithstanding the foregoing, neither the holders of any series of preference shares, nor the holders of preference shares as a class shall be entitled to vote, as a series or class, as the case may be, or to dissent pursuant to subsection 185(2) of the Act in respect of any proposal to amend the articles of the Corporation as contemplated in clauses (a), (b) and (e) of subsection 170(1) of the Act.

4.   AMENDMENT WITH APPROVAL OF HOLDERS OF PREFERENCE SHARES

     The rights, privileges, restrictions and conditions attaching to the preference shares as a class may be added to, changed or removed but only with the approval of the holders of the preference shares given as hereinafter specified.

5.   APPROVAL OF HOLDERS OF PREFERENCE SHARES]

     The approval of the holders of the preference shares to add to, change or remove any right, privilege, restriction or condition attaching to the preference shares as a class or any other matter requiring the consent of the holders of the preference shares may be given in such manner as may be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the preference shares duly called for that purpose. Each holder of preference shares entitled to vote at such meeting shall have one vote in respect of each $1.00 of the issue price of each preference share held by such person.

B.   SUBORDINATE VOTING SHARES, CLASS A SHARES, CLASS B SHARES AND CLASS C
     SHARES

     The rights, privileges, restrictions and conditions attaching to the subordinate voting shares, the Class A shares, the Class B shares and the Class C shares are as follows:

1.   DIVIDEND RIGHTS

     (a)  DIVIDEND RIGHTS OF SUBORDINATE VOTING SHARES

          The holders of the subordinate voting shares, shall be entitled to receive dividends as and when declared by the directors from time to time out of moneys of the Corporation properly applicable to the payment of dividends and the amount per share of each such dividend shall be determined by the directors of the Corporation at the time of declaration.

     (b)  DIVIDEND RIGHTS OF CLASS B SHARES

          The holders of the Class B shares shall be entitled to receive dividends as and when declared by the directors from time to time out of moneys of the Corporation properly applicable to the payment of dividends and the amount per share of each such dividend shall be determined by the directors of the Corporation at the time of declaration, provided that the amount of the dividend per Class B share in any calendar year shall not exceed the amount of the dividend per subordinate voting share in such year.

     (c)  DIVIDEND RIGHTS OF CLASS A AND CLASS C SPECIAL SHARES

          The holders of the Class A shares and the Class C shares shall not be entitled to receive any dividends.

2.   VOTING RIGHTS

     (a)  VOTING OF SUBORDINATE VOTING SHARES

          Subject to the provisions of the Business Corporations Act, the holders of the subordinate voting shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to vote at all meetings of shareholders, except meetings at which only holders of another class of shares are entitled to vote. Each subordinate voting share shall entitle the holder thereof to one vote.

     (b)  VOTING OF CLASS A SHARES

          Subject to the provisions of the Business Corporations Act, the holders of the Class A shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to vote at all meetings of the shareholders, except meetings at which only holders of another class of shares are entitled to vote. Each Class A share shall entitle the holder thereof to ten votes.

     (c)  VOTING OF CLASS B SHARES

          Subject to the provisions of the Business Corporations Act, the holders of the Class B shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to vote at all meetings of the shareholders, except meetings at which only holders of another class of shares are entitled to vote. Each Class B share shall entitle the holder thereof to ten votes.

     (d)  VOTING OF CLASS C SHARES

          Subject to the provisions of the Business Corporations Act, the holders of the Class C shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall be entitled to vote at all meetings of the shareholders, except meetings at which only holders of another class of shares are entitled to vote. Each Class C share shall entitle the holder thereof to one vote.

3.   PURCHASE RIGHTS

     (a)  SUBORDINATE VOTING SHARE PURCHASE RIGHTS OF CLASS A SHARES

          A holder of Class A shares shall be entitled, in accordance with the provisions hereof, to acquire subordinate voting shares of the Corporation as the same may then be constituted by tendering any of the Class A shares held and registered in his name together with U.S. $0.25 per share (the "Subordinate Voting Share Purchase Price") on the basis of one subordinate voting share for each Class A share and U.S. $0.25. The purchase right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of Class A shares that the holder desires to have applied to the purchase price of subordinate voting shares. If any Class A shares are applied to the purchase of subordinate voting shares pursuant to this paragraph, the holder of such Class A shares shall surrender the certificate or certificates representing the Class A shares so applied to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of purchase together with cash or a certified cheque in the amount of U.S. $0.25 per subordinate voting share being acquired, and the Corporation shall thereupon issue to such holder certificates representing the number of subordinate voting shares to which the holder became entitled upon such purchase.

     (b)  CLASS B SHARE PURCHASE RIGHTS OF CLASS A SHARES

          A holder of Class A shares shall be entitled, in accordance with the provisions hereof, to acquire, Class B shares of the Corporation as the same may then be constituted by tendering any of the Class A shares held and registered in his name together with U.S. $0.25 (the "Class B Share Purchase Price") per share on the basis of one Class B share for each Class A share and U.S. $0.25. The purchase right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of Class A shares that the holder desires to have applied to the purchase price of Class B shares. If any Class A shares are applied to the purchase of subordinate voting shares pursuant to this paragraph, the holder of such Class A shares shall surrender the certificate or certificates representing the Class A shares so applied to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of purchase together with cash or a certified cheque in the amount of U.S. $0.25 per Class B share being acquired, and the Corporation shall thereupon issue to such holder certificates representing the number of Class B shares to which the holder became entitled upon such purchase.

     (c)  SUBORDINATE VOTING SHARE PURCHASE RIGHTS OF CLASS C SHARES

          A holder of Class C shares shall be entitled, in accordance with the provisions hereof, to acquire subordinate voting shares of the Corporation as the same may then be constituted by tendering any of the Class C shares held and registered in his name together with U.S. $0.25 per share on the basis of one subordinate voting share for each Class C share and U.S. $0.25. The purchase right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of Class C shares that the holder desires to have applied to the purchase price of subordinate voting shares. If any Class C shares are applied to the purchase of subordinate voting shares pursuant to this paragraph, the holder of such Class C shares shall surrender the certificate or certificates representing the Class C shares so applied to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of purchase together with cash or a certified cheque in the amount of U.S. $0.25 per subordinate voting share being acquired, and the Corporation shall thereupon issue to such holder certificates representing the number of subordinate voting shares to which the holder became entitled upon such purchase.

4.   CONVERSION RIGHTS

     (a)  CONVERSION RIGHTS OF CLASS B SHARES

          A holder of Class B shares shall be entitled, in accordance with the provisions hereof, to have any of the Class B shares held and registered in his name converted into subordinate voting shares of the Corporation as the same may be constituted at the time of the conversion on the basis of one subordinate voting share for each Class B share converted. The conversion right herein provided shall be exercised by notice in writing given to the Corporation which notice shall specify the number of Class B shares that the holder desires to have converted into subordinate voting shares. If any Class B shares are converted into subordinate voting shares pursuant to this paragraph, the holder of such Class B shares shall surrender the certificate or certificates representing the Class B shares which were converted to the registered office of the Corporation, or to the transfer agent of the Corporation at the time of conversion, and the Corporation shall thereupon issue to such holder certificates representing the number of subordinate voting shares to which the holder became entitled upon the conversion.

5.   ADJUSTMENT OF PURCHASE RIGHTS AND CONVERSION RIGHTS

     (a)  SUBORDINATE VOTING SHARES

          (i) In case of any reclassification or redesignation of the subordinate voting shares (hereinafter referred to in this subsection 5(a) as the "Shares") or change of the Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other body corporate (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares), or in the case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation, the holder of any Class A shares or Class C shares who thereafter shall exercise his right to purchase Shares pursuant to section 3 hereof and the holder of any Class B shares who thereafter shall exercise his right to convert any Class B shares into Shares pursuant to section 4 hereof shall be entitled to receive, and shall accept, in lieu of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase or convert, as the case may be, the kind and amount of shares which such holder would have been entitled to receive as a result of such reclassification, redesignation, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the registered holder of the number of Shares to which he was theretofore entitled upon exercising his right to purchase or convert, as the case may be. The subdivision or consolidation of Shares at anytime outstanding into a greater or lesser number of Shares shall be deemed not to be a reclassification of the capital of the Corporation for the purposes of this paragraph 5(a)(i).

          (ii) If and whenever the Shares shall be subdivided into a greater or consolidated into a lesser number of Shares, or the Corporation shall issue Shares (or securities exchangeable for or convertible into Shares) to the holders of all or substantially all of the outstanding Shares by way of a dividend or other distribution of Shares (or securities exchangeable for or convertible into Shares), any holder of Class A shares or Class C shares who has not exercised his right of purchase pursuant to section 3 hereof and any holder of Class B shares who has not exercised his right to convert pursuant to section 4 hereof on or prior to the effective date or record date, as the case may be, of such subdivision, consolidation, dividend or other distribution, upon the exercise of such right thereafter, shall be entitled to receive, and shall accept, in lieu of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase or convert (and, in the case of a purchase of Shares pursuant to section 3 hereto, at the Subordinate Voting Share Purchase Price adjusted in accordance with subsection 6(a) hereof), the aggregate number of Shares that such holder would have been entitled to receive as a result of such subdivision, consolidation, dividend or other distribution as if, on such record date or effective date, as the case may be, he had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase or convert, as the case may be.

     (b)  CLASS B SHARES

          (i) In case of any reclassification or redesignation of the Class B shares (hereinafter referred to in this subsection 5(b) as the "Shares") or change of the Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other body corporate (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other shares), or in the case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation, the holder of any Class A shares who thereafter shall exercise his right to purchase Shares pursuant to section 3 hereof shall be entitled to receive, and shall accept, in lieu of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase, the kind and amount of shares which such holder would have been entitled to receive as a result of such reclassification, redesignation, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the registered holder of the number of Shares to which he was theretofore entitled upon exercising his right to purchase. The subdivision or consolidation of Shares at any time outstanding into a greater or lesser number of Shares shall be deemed not to be a reclassification of the capital of the Corporation for the purposes of this paragraph 5(b)(i).

          (ii) If and whenever the Shares shall be subdivided into a greater or consolidated into a lesser number of Shares, any holder of Class A shares who has not exercised his right of purchase on or prior to the effective date of such subdivision or consolidation upon the exercise of such right thereafter, shall be entitled to receive, and shall accept, in lieu of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase (at the Class B Share Purchase Price adjusted in accordance with subsection 6(b) hereof) the aggregate number of Shares that such holder would have been entitled to receive as a result of such subdivision or consolidation as if, on such the effective date, he had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise of such right to purchase.

6.   ADJUSTMENT OF PURCHASE PRICE

     (a)  SUBORDINATE VOTING SHARES

          If the Corporation shall:

          (i) subdivide its outstanding subordinate voting shares (hereinafter referred to in this paragraph 6(a) as the "Shares") into a greater number of shares,

          (ii) consolidate the outstanding Shares into a lesser number of shares, or

          (iii) issue Shares or securities exchangeable for or convertible into Shares ("convertible securities") to the holders of all or substantially all of the outstanding Shares by way of a dividend or distribution of Shares or securities convertible into Shares (other than the issue of Shares or convertible securities as dividends paid in the ordinary course), the Subordinate Voting Share Purchase Price shall, on the effective date of such subdivision or consolidation or on the record date of such dividend or other distribution, as the case may be, be adjusted by multiplying the Subordinate Voting Share Purchase Price in effect immediately prior to such subdivision, consolidation, dividend or other distribution by a fraction, the numerator of which is the number of outstanding Shares before giving effect to such subdivision, consolidation or stock dividend and the denominator of which is the number of outstanding Shares after giving effect to such subdivision, consolidation, dividend or other distribution (including in the case where convertible securities are distributed, the number of Shares that would have been outstanding had such securities been exchanged for or converted into Shares on such record date). Such adjustment shall be made successively whenever any event referred to in this paragraph 6(a) shall occur.

     (b)  CLASS B SHARES

          If the Corporation shall:

          (i) subdivide its outstanding Class B shares (hereinafter referred to in this paragraph 6(b) as the "Shares") into a greater number of shares, or

          (ii) consolidate the outstanding Shares into a lesser number of shares, or the Class B Share Purchase Price shall, on the effective date of such subdivision or consolidation, be adjusted by multiplying the Class B Share Purchase Price in effect immediately prior to such subdivision or consolidation, by a fraction, the numerator of which is the number of outstanding Shares before giving effect to such subdivision or consolidation and the denominator of which is the number of outstanding Shares after giving effect to such subdivision or consolidation. Such adjustment shall be made successively whenever any event referred to in this paragraph 6(b) shall occur.

7.   DISTRIBUTION RIGHTS OF ON LIQUIDATION

     If the Corporation is liquidated, dissolved or wound-up or its assets are otherwise distributed among the shareholders by way of repayment of capital, whether voluntary or involuntary and subject to the rights, privileges, and conditions attaching to any series of preference shares of the Corporation:

          (a) the holders of the subordinate voting shares shall be entitled to share, equally share for share, in the distribution of the remaining assets of the Corporation; and

          (b) the holders of the Class A shares, the Class B shares and the Class C shares shall not be entitled to share in the remaining assets of the Corporation.